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                                                                   Exhibit 10.37





                                   LOCAL 246

                INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS

                                      AND

                       SMITH ACQUISITION CORP. - WTOV-TV


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                               TABLE OF CONTENTS


SECTION I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

         1.1.    Duration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.2.    Scope of Work  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.3.    Recognition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         1.4.    Union Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         1.5.    Check-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.6.    Union Discipline . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.7.    Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.8.    No Strike - No Lockout . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.9.    Probationary Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         1.10.   Temporary Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         1.11.   Part-Time Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         1.12.   Equal Opportunity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         1.13    Transfer of Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7


SECTION 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

         2.1.    Grievance and Arbitration Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         2.2.    Investigation of Grievance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


SECTION 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         3.1.    Hours of Work  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.2.    Workweek . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3.    Work Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.4.    Minimum Shift for Employees Scheduled to Work  . . . . . . . . . . . . . . . . . . . . . .  11
         3.5.    Rest Period Between Shifts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.6.A.  Preparation Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.6.B.  Technology . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.7.    Travel Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.8.    Overtime and Premium Pay . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.9.    Travel Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.10.   Wages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.11.   Shift Differential . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.12.   Payday . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.13.   Holidays . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.14.   Vacations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.15.   Sick Leave and Funeral Leave . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.16.   Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.17.   Group Life, Hospitalization, Major Medical and Dental Insurance  . . . . . . . . . . . . .  19
         3.18.   Bonuses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20


SECTION 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20


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

         4.1.    Hazardous Work . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.2.    Tools  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.3.    Clean and Safe Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


SECTION 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         5.1     Leave of Absence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.2     Layoffs and Preferential Re-Hire . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.3     Discharges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.4     Military Service . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.5     Management of the Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.6     Total Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24


SECTION 6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         6.1     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24




                                    AGREEMENT


         This Agreement entered into as of this 1st day of December, 1997, by and between Smith Acquisition Corp., owner and operator of WTOV-TV, Steubenville, Ohio/Wheeling, West Virginia (hereinafter referred to as the "Company"), and Local Union No. 246 of the International Brotherhood Of Electrical Workers (hereinafter referred to as the "Union"), bargaining representative for the Engineers, Switchers-Directors, Projectionist-Audio, Floormen, Cameramen, Film Editors, Associate Film Editors, Property Managers, and Artists (hereinafter referred to as "Technicians" or "Employees"), employed by the Company at Station WTOV-TV during the term of this Agreement.

                               BASIC PRINCIPLES

         The general purpose of this Agreement is to set forth the hours of work, rates of pay, and conditions to be observed by the Company and the Union; and to provide orderly and harmonious procedures between the Company and the Union; and to secure a prompt and fair disposition of grievances.

         In consideration of the covenants and agreements contained herein, it is agreed as follows:

                                   SECTION I

         The general purpose of this Agreement is to set forth the hours of work, rates of pay, and conditions to be observed by the Company and the Union; and to provide orderly and harmonious procedures between the Company and the Union; and to secure a prompt and fair disposition of grievances.

         In consideration of the covenants and agreements contained herein, it is agreed as follows:

         1.1. Duration - This Agreement shall take effect the 1st day of December, 1997, and shall remain in effect through November 30, 2000.

         1.2. Scope of Work - The work covered by this Agreement to be performed only by Technicians, shall include all work in connection with the installation (except the installation of conduit and alternating current wiring therein, the wiring of light circuits and the wiring of power circuits up to the final distribution panel), operation, maintenance and repair of television broadcast, facsimile and audio equipment and apparatus by means of which electricity is applied in the transmission or transference production or reproduction of voice, sound or vision with or without ethereal aid, including all types of recordings, editing and splicing of film and tape and all work of the manner and kind now performed by the present bargaining unit on equipment owned, operated, leased or rented from other parties by the Company. Excluded will be the equipment and apparatus used in the Wheeling West Virginia satellite news studio, the teleprompter, all portable audio tape recorders, all silent or sound film and tape equipment and film and tape editing equipment used in news reporting, sports coverage, public affairs, and documentary





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

programs. Provided that bargaining unit employees may be assigned to operate the Teleprompter so long as they are not required to simultaneously perform other work, and so long as other personnel normally assigned to the Teleprompter are not at work.

                 Notwithstanding anything to the contrary contained in this Agreement, the operations manager, the assistant operations manager, the creative services director, the chief engineer, and the assistant chief engineer shall be permitted to perform bargaining unit work which is incidental to their jobs, provided that such work may not exceed twenty percent (20%) of their work time; and provided further that supervisors will not be scheduled in advance to perform on air work.

         1.3. Recognition - The Company recognizes the right of its employees to organize and to bargain collectively through representatives of their own choosing. Local Union No. 246 of the International Brotherhood of Electrical Workers is hereby recognized as the collective bargaining representative of the employees.

         1.4. Union Security - It is a condition of employment that all present employees in the bargaining unit who are tendering uniform initiation fees and the payment of periodic dues shall continue to do so during the term of this Agreement or any extension thereof. All employees who are hired into the bargaining unit on or after the effective date of this Agreement shall take such steps as are necessary to tender uniform initiation fees and periodic payment of dues effective on or after the thirty-first (31st) day following the beginning of such employment or the effective date of this Agreement, whichever is later. The Union may request that, the Employer discharge an employee who fails to discharge such obligations. In the event the Employer complies with such request, the Union shall indemnify, defend and save the Employer harmless against any and all claims, demands, suits or other forms of liability that may arise out of or by reason of action taken by the Employer in relation to the obligations of this section.

         1.5. Check-Off - The Company agrees to deduct from wages of employees membership dues in the Union, provided the Company receives from each employee on whose account such deductions are to be made, an individually signed check-off authorization card. Such check-off authorization cards may be irrevocable during the balance of the term of this Agreement or for one (1) year after the date on the card, whichever occurs sooner, and shall be irrevocable for a successive period of one (1) year or successive terms of collective agreements between the Company and the Union, provided they are not revoked within the specified period set forth in the authorization card. The Company and the Union have agreed upon a form of check-off authorization card which is attached hereto as Exhibit "A", and which, by reference, is made a part of this Agreement. Such deductions shall be made from wages payable on the first (lst) day each month following the date such membership dues become payable, and the Company shall promptly remit the same to the Treasurer of the Union.

         1.6. Union Discipline - The Union reserves the right to discipline its members for violation of its laws, rules and regulations, not contrary to the provisions of this Agreement.






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

         1.7. Representation - The Union and the Company agree to meet and confer through representatives at reasonable times on any and all questions or matters relating to the terms of this Agreement. Should any employee, acting in an official capacity as a representative of the Union, confer with the Company at reasonable times for reasonable periods during regular working hours, he may do so if it becomes necessary, providing he makes provisions with another qualified employee to replace him, without cost to the Company.

         1.8. No Strike - No Lockout - The Union and members of the bargaining unit agree that there will be no strikes, slowdowns, concerted refusals to work over-time or work stoppages of any kind including, but not limited to, refusals to cross picket lines established at the Employer's premises, and the Company agrees that it will not engage in a lockout during the term of this Agreement, whether or not the underlying dispute between the parties can be resolved under the grievance and arbitration procedures provided in this Agreement. The Union further agrees that it will take every reasonable means which is within its powers to induce employees engaged in a strike or work stoppage in violation of this Agreement to return to work. All questions, disputes, or controversies as to the interpretation, application and/or performance under the terms of this Agreement shall be settled and determined solely and exclusively by the grievance and arbitration procedures provided in this Agreement.

         1.9. Probationary Period - A new employee shall be on probation for the first one hundred eighty (180) days of his employment unless the new employee has had at least one (1) year of documented experience by a previous employer in television work, then his probationary period shall be ninety (90) days. If the Company finds, after a trial, such probationary employee is not qualified for the position, the Company may, during such probationary period, terminate the employment of such employee and such termination shall not be subject to the grievance procedure. An employee in the employ of the Company beyond the applicable probationary period shall be considered employed on a regular basis.

         1.10. Temporary Employees - Temporary employees will be employees who are employed to cover for the vacations, long-term illnesses and leaves of bargaining unit employees. Temporary employees are not covered by this Agreement and are not eligible for the benefits hereunder. They may be laid off, disciplined, or discharged as determined by the Company and their layoff, discipline, or discharge shall not be subject to the grievance procedure. Temporary employees continued in the service of the Company subsequent to their temporary employment shall receive credit for such service. Any such temporary employee whose employment is continued beyond 180 days shall be covered by this Agreement and shall be deemed to have completed his probationary period. A disruption in service of less than 90 days of such a temporary employee's employment shall not work a forfeiture of his time served immediately prior to such disruption. At the commencement of any such temporary employment, the Company shall notify the Union of such employee's status.

         1.11. Part-Time Employees - Part-time employees are employees who regularly work less than a forty (40) hour week and not less than four (4) hours on any day. They earn seniority credit of one (1) week for each forty
(40) hours worked. They will be given preference in filling full-time vacancies on the basis of seniority if qualified. Their probation period shall be one hundred eighty (180) days. Part-time employees are subject to all provisions of this Agreement except workweek, workday, and schedules. A part-time employee who is regularly scheduled to work thirty-two (32) or more hours per week shall have the option of obtaining the Group Life and Hospitalization coverage provided for under Section 3.17 of this Agreement, on the same basis as full-time employees. A part-time employee who has completed six (6) months of service and who has worked eighty-eight (88) hours or more per month during any three of the four preceding months, but who is regularly scheduled to work less than thirty-two (32) hours per week shall have the option of obtaining for himself or herself alone the Group Life and Hospitalization coverage provided for under Section 3.17 of this Agreement, at the cost to the part-time employee of one-half (1/2) of the cost to the Company of providing such insurance. Such part-time employees shall not be permitted to enroll their dependents in such insurance plans. The number of part-time employees actively employed cannot exceed 25% of the number of full-time employees actively employed. Part-time employees will be laid off first should layoffs become necessary, provided qualified full-time employees are immediately available to perform the work required. A temporary decline in full-time employees, such as because of a resignation, absence or termination, will not require an immediate part-time termination.

         1.12. Equal Opportunity - The purpose of the parties is for equal opportunity for all employees in that employment, promotion, demotion, transfer, layoff, recall and disciplinary action will be applied without regard to race, creed, color, age, sex, national origin or any other factor prohibited by law, and the parties will administer the provisions of this Agreement without unlawful discrimination. Whenever a male or female noun or pronoun is used in this Agreement, it shall be deemed to apply equally to both sexes.

         1.13. Transfer of Ownership - The Company warrants that it operates television station WTOV-TV. The parties agree that if the Company should transfer or assign the operation of the station to any third party or parties during the term of this Agreement as a result of any action of any governmental agency immediately affecting the Company's operation of WTOV-TV or because of involuntary transfer or assignment, the Company need not require the transferee or assignee to assume the obligations of this Agreement, and if the transferee does not assume such obligations the Union and its members shall be free of all obligations hereunder; but all other cases of transfer or assignment of WTOV-TV shall require the transferee or assignee to assume, for the benefit of the Union and its members, the obligations of this Agreement, and the Company shall be required to pay employees for any vacation earned, but not taken under this Agreement, and any other compensation due.

                                  SECTION 2

         2.1. Grievance and Arbitration Procedure - Any grievance which arises out of a dispute as to the application of this Agreement shall be settled promptly and without any interruption or suspension of work in accordance with the following procedure:

                 A. Any employee having a grievance may first refer the complaint to his shop steward or immediate supervisor for oral discussion of the problem involved. The supervisor shall be required to render an oral decision on the grievance within twenty-four (24) hours following the presentation of the grievance.

                 B. In the event the supervisor fails to decide the matter within twenty-four (24) hours or should his decision be unsatisfactory to the grieved employee, the grievance shall then be reduced to writing, filed by the grieved employee and referred to the Union representative who in turn shall submit the written grievance to the Operations Manager or Chief Engineer or their designee.

                 C. Management or their representatives shall answer said grievance in writing within seventy-two (72) hours, unless it is mutually agreed between the parties to extend the time.

                 D. If after exhausting the foregoing procedure, the grievance remains unsettled, the business agent of the Union or his representative and a representative of the Company shall meet with the grieved employee and his representative at a conference wherein an effort shall be made to amicably dispose of the grievance.

                 E.1. In the event any dispute between the Company and the Union or any of the employees in the bargaining unit shall not have been satisfactorily settled by the above procedure, the matter shall be submitted for arbitration to a suitable disinterested person as impartial arbitrator who shall be appointed by the American Arbitration Association upon written application by the parties. The impartial arbitrator shall interpret and apply this Agreement, but he shall not have authority to alter or modify the terms of this Agreement. The decision of the impartial arbitrator shall be in writing and final and binding on the Company, the Union and the employees involved. Each party shall bear the expense of its own representatives at the arbitration hearing, and the other expenses, including that for the impartial arbitrator, shall be divided equally and paid one-half (1/2) by the Company and one-half (1/2) by the Union.

                 2. The grievance procedure may be utilized by the Company in processing Company grievances. In processing such grievances the Union shall observe the specified time limits in answering.

                 3. All grievances under this Agreement must be taken up within one (1) week after knowledge of the alleged error is available to the party bringing the grievance. Where no time is otherwise




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

specified for a step to be taken, then such action shall be required to be taken within one week, provided that a week's extension shall automatically be granted so long as it is requested before the end of the time limit.

         2.2. Investigation of Grievance - An authorized representative of the Union shall be allowed access to WTOV-TV television station where members of the Union are employed under this Agreement to inspect or investigate television operations of the Company for compliance with terms and conditions herein, provided he receives prior permission from the supervisor in charge and further provided, there is no interruption of or interference with routine operations.

                                  SECTION 3

         3.1.    Hours of Work -

                 A. Normal hours per week shall be forty (40) hours of work.

                 B. Normal hours per day shall be eight (8) continuous hours per turn, excluding lunch period.

         3.2. Workweek - The workweek shall commence for each employee at the beginning of his workday on Monday or his first workday thereafter and run to the end of the tour of duty commenced on the fifth (5th) day of work. Subject to Section 3.01, this Article shall not be construed to be a guarantee of hours of work per day or per week. Determination of daily and weekly work schedules shall be made by the Company and such schedules may be changed by the

Company from time to time to suit varying conditions of business; provided that changes deemed necessary by the Company shall be made known to the Union Shop Steward in advance whenever the circumstances permit. Changes may be made at any time due to circumstances beyond the control of management, or when due to another employee's absence.

         3.3. Work Schedules - Schedules showing employees' workdays shall be made known to employees in accordance with prevailing practices but not later than 5:00 P.M., nine (9) days prior to the start of the calendar week in which the schedule becomes effective. Changes may be made at any time due to circumstances beyond the control of management, or when due to another employee's absence. However, all other changes must have forty-eight (48) hours' notice, or double time (2x) shall be paid to the employee for the hours worked on that changed shift.

         3.4. Minimum Shift for Employees Scheduled to Work - An employee who is scheduled or notified to report and who does report for work shall be provided with an assigned minimum of four (4) hours of work on the job for which he was scheduled or notified to report or, in the event such work is not available, shall be assigned to another job of at least equal rate of pay for which he is qualified. Provisions of this paragraph shall not apply in the event of fire, storm, flood, power failure, work stoppage, or causes beyond the control of the Company.

         3.5. Rest Period Between Shifts - An employee shall be allowed a ten (10) hour rest period between the completion of one (1) day's tour






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

of duty and the beginning of the next day's tour of duty and before the start of a scheduled vacation.

         3.6.A.  Preparation Time -

                 1. Unless a separate crew activates and checks out equipment before the start of each day's operation, the employee(s) assigned to activate the equipment shall be allowed a fifteen (15) minute "sign-on" time allowance. At the conclusion of each day's operation, a fifteen (15) minute "sign-off" time period shall be allowed.

                 2. The Company shall allow adequate time prior to live programming for preparation, and shall schedule in employees accordingly.

         3.6.B. Technology - It is management's intention, given existing technology utilized by the Station and the current conditions on all scheduled live news broadcasts, to schedule a crew of at least six (6) persons covered by the Contract.

         3.7. Travel Time - An employee shall be credited with the following time allowances:

                 A. When sent out of Brooke, Hancock, Ohio, Marshall, Belmont and Jefferson Counties on an assignment requiring him to remain away overnight, he shall be credited with no less than one (1) eight (8) hour shift for each day he is away on such assignment. All time spent in traveling up to eight (8) hours in any one (1) day, exclusive of the time from midnight to 8:00 A.M., when sleeping accommodations are furnished, shall be considered as time worked






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

except meal times. All time spent driving a car shall be considered as time worked.

                 B. When sent out of Brooke, Hancock, Ohio, Marshall, Belmont, and Jefferson Counties on an assignment which requires him to return to the point from which he started on the same workday, he shall be credited with the total elapsed time spent on such assignment.

                 C. He shall not be credited with time spent reporting to or from work at studios or transmitters, but shall be credited with all time spent thereafter during his day's assignment, such as traveling between studios, remotes, transmitters, or other assignments on which traveling is required.

         3.8 -   Overtime and Premium Pay - Employees shall be paid overtime, computed in tenths of an hour segments, for work performed as follows:

                 A. Time and one-half (1 1/2) in excess of forty (40) hours in one (1) week actually worked.

                 B.       Time and one-half (1 1/2) on an employee's day off.

                 C. All hours worked within a period of less than a ten (10) hour rest period shall be paid for at overtime rate of time and one-half (1 1/2).

                 D. Each employee who is called to work or scheduled to work on his time off or called back to work on his ten (10) hour rest period, will receive double time (2x). This extra pay will not apply, however, if an employee is normally scheduled more than forty (40)





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
hours per week and it is necessary to work hours in excess of forty (40), nor will it apply on a call back for an emergency or circumstances beyond the control of Management, nor will it apply due to another employee's absence.

                 E. Overtime pay shall not apply for both daily and weekly computation. Any hours actually worked on a holiday shall count as hours worked in computing the forty (40) hours after which time and one-half (1 1/2) is payable under sub-paragraph "A" above, otherwise there will be no pyramiding of overtime or premium pay.

                 F. Overtime work, if available, will be offered to all employees in the same manner as in the past. Employees will not be penalized if they decline to work excessive amounts of overtime.

         3.9. Travel Expenses - The Company shall reimburse each employee for all reasonable traveling expenses when travel by such employee is required or authorized by the Company. In the event any employee is required to use his own automobile for transportation in connection with his assigned duties, the Company shall reimburse such employee at the rate of twenty-nine cents ($0.29) per mile for such use. The Company shall have the right to determine the method of transportation, except that an employee shall not be required to use his own automobile unless he consents thereto. Where the transportation of equipment is necessary, the use of public motor buses shall not be required.
An employee shall be reimbursed weekly for all authorized expenditures made for and on behalf of his assignment, as provided herein, upon submitting an itemized statement of his expenses to the Company.

         3.10.    Wages

                 A. Employees hired on or after December 1, 1997, shall be hired at no less than $6.50 per hour. All other employees shall receive the following wage increases:

     EFFECTIVE DATE                              HOURLY INCREASE
     --------------                              ---------------
       12/01/97                                       $.40
       12/01/98                                       $.40
       12/01/99                                       $.40


Switcher/Director:                Scale plus $0.15/hour

Maintenance Engineers:            Scale plus $0.15/hour

         3.11 Shift Differential - A shift differential of $.25 per hour will be paid to employees for regularly scheduled hours worked between 12 midnight and 7:00 a-m.

         3.12.   Payday - Payday shall be every other Friday.

         3.13.   Holidays -

                 A. Overtime at the rate of two (2) times the regular rate of pay shall be paid for all hours worked by an employee during any of the following six (6) holidays:

                          New Year's Day (January 1st)
                          Independence Day (July 4th)
                          Easter Sunday
                          Labor Day (First Monday in September)
                          Thanksgiving Day (Fourth Thursday in November) Christmas Day (December 25th)

                 In addition, each full-time employee who has satisfied his probationary period shall be entitled to two (2) personal holidays each contract year. The employee shall be required to give at least two (2) weeks' advance notice of his intention to take such a holiday and it shall be subject to operating requirements as determined by the Company.

                 B.       The overtime rate shall apply for the twenty-four
(24) hour period beginning at 12:01 A.M. of the holiday, or turn starting nearest thereto, and shall end twenty-four (24) hours later.

                 C. An employee who does not work on a holiday listed above shall be paid an amount equivalent to eight (8) times his straight time, regular hourly rate of pay, provided, however, that if an eligible employee who is scheduled to work on any such holiday fails to report and perform his scheduled or assigned work, he shall become ineligible to be paid for the unworked holiday.

                 D. No employee shall receive more than two (2) times his regular rate of pay for hours worked on any holiday.

         3.14.   Vacations -

                 A. Each full-time employee in the employ of the Company on January 1st of each year, and who performs work during that year, shall receive a vacation with full pay in advance, according to length of service with the Company in the year preceding such vacation as follows:

       YEARS COMPLETED                   WEEKS OF
          SERVICE                        VACATION                 HOURS OF PAY
          -------                        --------                 ------------
             1                              1                         40
           2 - 5                            2                         80
           6 - 15                           3                        120
        More than 15                        4                        160

During the first calendar year of employment, new employees shall be entitled to one (1) week of prorated vacation based upon his or her hire date.

                 In addition, any employee who has worked 35 years or more shall receive an extra week's pay upon retirement.

                 B.       Relief employees will not be eligible for vacation.

                 C. The vacation shall be taken between January 1st and December 31st of each year. An employee may not accrue unused vacation from year to year unless his or her failure to utilize the vacation leave by December 31st was a result of Station scheduling requirements which made it impossible for the employee to utilize his or her remaining vacation.

                 D. Employees shall have the choice of vacation period in order of their seniority of service with the Company, provided, however, that the final right to allot vacations is retained by the Company to assure the orderly operation of the business.

                 E. Employees hired prior to November 30, 1997, and have accrued vacations shall receive a one-time, lump-sum payment of such accrued vacation. This payment to be made on the first pay period in January 1998.

                          As of January 1998, all employees will be credited
with vacation according to length of service with the Company.

Vacation will be credited in the same manner on January 1, 1999, and January 1, 2000.

                 F. Regularly scheduled part-time employees will receive vacation allotments on a pro rata basis, based upon the schedule for full-time employees. For example, if a regular part-time employee works an average of twenty (20) hours per week, he or she shall receive one-half the vacation allotment of a regular full-time employee with the same years of completed service.

                 G. Any employee whose employment is terminated for any reason other than discharge for just cause or voluntary resignation shall be considered as having accrued vacation pay on a pro-rata monthly basis. In the event an employee terminates employment and has utilized vacation time or vacation leave in excess of the amount earned for that year, the employee will be required to make reimbursement for the vacation paid but not earned.

         3.15.   Sick Leave and Funeral Leave -

                 A. On January 1, 1998, and each succeeding year on January 1, each employee shall receive six (6) sick days (48 hours) per year with a carryover of not more than ten (10) days (80 hours) of unused leave from the previous year.

                 Any employee who has accrued sick days as of December 31, 1997, over the the (10) days (80 hours) will receive a one-time, lump-sum payment for such hours. This payment to be made on the first pay period in January 1998.

                 B. Pay allowance will be paid for sickness of employees incapacitating them for work. A doctor's certificate must be presented before pay will be allowed.

                 C. Pay allowance will be paid up to three (3) days for death and funerals in the immediate family. This includes brother, sister, father, mother, son, daughter, wife, husband, provided the employee attends the funeral.

                 D. Pay allowance will be paid for two (2) days for attending a funeral for mother-in-law, father-in-law, sister-in-law, brother-in-law, grandmother or grandfather.

                 E. Pay allowance will be paid only for days missed that are regular scheduled workdays for the employee.

                 F. Pay allowance will be considered lost for computing weekly overtime pay.

                 G. Leave allowances under this Section will continue on the same basis as heretofore granted by the Company without counting against annual allowances. Duplication of pay allowances will not be permitted.

                 H. The allowances established herein are given only to take care of absences that are unavoidable, and are to be taken only when the employee conscientiously feels that attendance would not be in the best interest of himself or the Company.

         3.16. Pension Plan - Employees are entitled to participate in the Company's 401(k) plan providing they meet the eligibility requirements as specified in the Plan Summary. The employer's contribution formula will be as follows:

         Employee Contribution -  Up to 15% of gross pay

         Employer Contribution -  Dec. 1, 1997 - Nov. 30, 1998:  0%
                                  Dec. 1, 1998 - Nov. 30, 1999:  1% of Employee Contribution
                                  Dec. 1, 1999 - Nov. 30, 2000:  2% of Employee Contribution

A Plan Summary will be made available to the Employee Participant.

         3.17.   Group Life, Hospitalization, Major Medical and Dental
Insurance - The Company shall continue to provide for existing full-time employees and their dependents such hospitalization coverage, major medical coverage, life, vision, dental coverage, short-term and long-term disability insurance, and long-term care insurance as is currently provided at the signing of this Contract through the Sunrise Television Corp. Health Insurance Plan.
The cost of the foregoing insurance for both employee and their dependents shall be paid for monthly on a 75%-Company and 25% employee ratio throughout the term of this Agreement.

                 Full-time unit employees shall have the option to continue their enrollment in such HMO plans as were in force and which remain available at the contribution rate of 75%-Company and 25%-employees. Employees who enroll with the HMO for their health coverage will be entitled to the current Company life, disability, and long-term care insurance as well. Employees with HMO insurance coverage will not be entitled to the Company's current Health, Dental, Vision, and Prescription Care insurance coverage.

                 Except with regard to the sharing formula for bargaining unit employees, which shall not be changed except by negotiation, the Employer may make other changes in such insurance as it deems appropriate, so long as it does not discriminate between bargaining unit and non-bargaining unit employees.

                 In the event that the Company is required by any law to contribute to a National Health Insurance Plan for its employees, the insurance benefits will be revised to reflect nonduplication of benefits and employee and Company contribution.

         3.18. Bonuses - Bonuses are granted at the will and pleasure of the Station management.

                                  SECTION 4

         4.1.    Hazardous Work -

                 A. For reasons of safety, no employee shall be required to perform hazardous work unless another employee or other qualified person is in the area. There shall be mutual agreement between the Company and Union as to definition of what comprises hazardous work.

                 B. Employees shall not be required to climb or work at heights in excess of twenty-five (25) feet above the floor. Should an employee consent to such climbing or hazardous work, he shall receive double his hourly rate of pay for such work but not less than $10.00 per such assignment.

         4.2. Tools - The Company shall furnish all tools and equipment necessary for the installation, repair and maintenance of equipment.

         4.3. Clean and Safe Conditions. - The Company will provide clean and sanitary wash and rest rooms. It is the intent of both the Union and management to keep all work areas clean and safe at all times.

                                  SECTION 5

         5.1.    Leave of Absence -

                 A. Any employee shall, for valid health reasons, be granted a leave of absence not to exceed six (6) months, provided such leave of absence is approved by both the Company and the Union. An approved copy of such leave of absence shall be furnished the employee by the Company. Upon the return of an employee from a leave of absence, he shall be re-employed in the position held immediately preceding such leave, provided such still exists; otherwise, he shall be re-employed in a position as nearly the same as practicable. In computing the employee's seniority, except as it pertains to wages, such leave of absence shall be credited the employee as time worked.
The employee will not be permitted to perform outside work or receive wages or remuneration during the time of leave of absence. The Employer and the Union will comply with the federal Family and Medical Leave Act (the "FMLA"). Any leave granted by the Employer pursuant to the FMLA shall run concurrently with the non-FMLA leave provisions contained in this section.

                 B. The Company agrees to grant a leave of absence to an employee who is elected or appointed to a position with the Union, or any employee who attends a school to pursue a course in broadcasting, which requires his absence from work. Such leave shall be for a period of not more than one (1) year. Such leave of absence shall not interrupt the employee's seniority, and if he returns to work at the expiration of such leave, he shall resume his position based on his total seniority. This provision shall be available to not more than one (1) employee at any time.

         5.2.    Layoffs and Preferential Re-Hire -

                 A. Should it become necessary at any time for the Company to lay off any employee, he shall be granted a service letter at his request. If thereafter a vacancy occurs in the bargaining unit of the employees, he shall be given preference in filling such vacancy, at a rate of pay commensurate with his length of service at the time of his layoff. To receive this preferential consideration for more than six (6) months, and not to exceed one (1) year, an employee who has been laid off must give written notice to the Company of his availability every three (3) months after the first six (6) months from date of his layoff.

                 B. Layoffs shall be made in inverse order of seniority of the employees. For the purpose of determining such seniority, all employees in the employ of the Company at the time of the execution of this Agreement shall be given credit for the time they have heretofore been continuously employed within the jurisdiction of work covered by this Agreement for the Company, and the seniority of any employee hereafter employed shall begin as of the date of his employment. This Section shall not apply to temporary relief employees.

         5.3. Discharges - The Company shall have the right to discharge any employee for just cause, including but not limited to insubordination, fighting on station premises, the violation of any Local, State or Federal rule or regulation pertaining to the operation of the Company's business, the possession or use of alcohol or illegal drugs on Company premises or working under their influence or refusing to submit to a blood or urine test to determine such influence if the Company has reasonable suspicion to believe that the employee has reported to work or is working under their influence. (In the testing procedure, the parties shall designate a testing laboratory and the employee shall be permitted to submit a split sample. Employees who test positive on the first incident shall be entitled to enroll in a rehabilitation program on a leave of absence instead of discharge.) If the discharge is revoked, the employee shall be returned to employment and receive any compensation lost by him at his regular rate of pay for the time lost. The employee may at any time within five (5) working days from the filing of the Company's decision, present a grievance to be handled in accordance with the grievance procedure introduced at the arbitration stage.

         5.4. Military Service - The Company will provide benefits of the Selective Service Act of 1948, as amended, to employees, according to its lawful obligation.

         5.5. Management of the Business - The Company, except as clearly and explicitly abridged by any provision of this Agreement, reserves and retains exclusively all of its normal and inherent rights with respect to the management of the business, whether exercised or not, including, but not limited to, its rights to determine, and from time to time redetermine, the number, location and types of its operations and locations, and the methods, processes, and materials to be employed, to introduce new and improved methods; to discontinue conduct of its business or operations in whole or in part; to select and direct the working forces in accordance with the requirements determined by management to be necessary to the orderly, efficient and economical operation of the business, such measures to be administered without discrimination against any employee; management reserves the right to maintain and require methods of record keeping, provided exercise of such rights shall not be in violation of other articles contained within this Agreement.

         5.6. Total Agreement - The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of Collective Bargaining, and that the understanding and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the Company and the Union, for the life of this Agreement, each voluntarily and unqualifiedly waives the right and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both the parties at the time they negotiated or signed this Agreement.

                                   SECTION 6

         6.1. Termination of Agreement - Except as otherwise expressly provided in this Agreement, the Agreement shall become effective as of December 1, 1997, and shall continue in effect to and including midnight of November 30, 2000 and from December 1 to November 30 each year thereafter until terminated by a sixty (60) day written notice, by either party prior to November 30 each year.

                 Either party may, on or before September 30, 2000, give notice to the other party of the desire of the party giving such notice to negotiate with respect to the terms and conditions of a new Basic Agreement. If such notice is given, the parties shall meet within thirty (30) days after September 30, 2000, to negotiate with respect to a new contract. If parties shall not agree with respect to a new agreement by midnight of November 30, 2000, either party may thereafter resort to strike or lockout as the case may be in support of its position.

                 Any notice to be given under this Agreement shall be given under registered mail. If by the Company, be addressed to the Business Agent, I.B.E.W., Local Union No. 246, 626 North Fourth Street, P.O. Box 188, Steubenville, Ohio 43952, and if by the Union, be addressed to the Company at WTOV-TV, Box 9999, Steubenville, Ohio 43952.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ______ day of December, 1997.

ACCEPTED AND AGREED TO:                      ACCEPTED AND AGREED TO:

Local Union No. 246                          Smith Acquisition Corp.
International Brotherhood
  of Electrical Workers


/s/ James A. Cunningham                      /s/ Timothy S. McCoy
--------------------------                   -------------------------------
Business Manager                             President & General Manager


Subject to the approval of the
International President of the
International Brotherhood of
Electrical Workers.

                                  EXHIBIT A

                           CHECK-OFF AUTHORIZATION

         You are hereby authorized and directed to check-off from my wages my current membership and any initiation dues payable to the International Brotherhood of Electrical Workers. I authorize and direct you to deduct such dues from my pay and to remit the same to the Union.

         This assignment, authorization and directive shall be irrevocable for the period of one (1) year or until the termination of the current collective agreement between the Employer and the Union, whichever occurs sooner; and I agree and direct that this assignment, authorization and direction shall be automatically renewed and shall be irrevocable for successive periods of one
(1) year each or for the period of each succeeding applicable collective agreement between the Employer and the Union, whichever shall be shorter, unless written notice is given by me to the Company and the Union not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one (1) year, or of each applicable collective agreement between the Employer and the Union, whichever occurs sooner.




                                      ______________________________________
                                      Signature



                                      ______________________________________
                                      Date